Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53765), relating to KeySpan Corporation's Employee Discount Stock Purchase Plan and in the related Prospectus, and the Registration Statement on Form S-3 (No. 333-53657), relating to the issuance of Common Stock under KeySpan Corporation's Investor Program and in the related Prospectus, of our report dated May 22, 1998, with respect to the financial statements and schedule of Long Island Lighting Company included in the Annual Report (Form 10-K), as amended, of MarketSpan Corporation for the year ended December 31, 1998, which report is included in Exhibit 99.1 to and incorporated by reference in the Current Report on Form 8-K dated December 2, 1999, filed with the Securities and Exchange Commission.

                                                       /S/ERNST & YOUNG LLP



December 2, 1999
Melville, New York






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